Exhibit 16


May 10, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Ladies and Gentlemen:

We have read the statements of Intraop Medical Corporation (formerly known as Digitalpreviews.com, Inc.) pertaining to our firm included under Item 4.01 of Form 8-K/A to be filed on or about May 10, 2005 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Madsen & Associates, CPAs Inc.
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Madsen & Associates, CPAs Inc.